UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-117236

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-103587

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-66774

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-83991

UNDER

THE SECURITIES ACT OF 1933

Enterasys Networks, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2797263
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

50 Minuteman Road

Andover, MA 01810

(Address of Principal Executive Offices)

ENTERASYS NETWORKS, INC. 2004 EQUITY INCENTIVE PLAN

ENTERASYS NETWORKS, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN

ENTERASYS NETWORKS, INC. 1998 EQUITY INCENTIVE PLAN

ENTERASYS NETWORKS, INC. 2002 STOCK OPTION PLAN FOR ELIGIBLE EXECUTIVES

ENTERASYS NETWORKS, INC. 1989 EMPLOYEE STOCK PURCHASE PLAN

ENTERASYS NETWORKS, INC. 2001 EQUITY INCENTIVE PLAN

CABLETRON SYSTEMS, INC. 1998 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

GERALD M. HAINES II

Executive Vice President of Strategic Affairs and Chief Legal Officer

Enterasys Networks, Inc.

50 Minuteman Road

Andover, MA 01810

(978) 684-1000

(Name, address, and telephone number, including area code, of Agent for Service)

With a copy to:

James W. Loss, Esq.

Bingham McCutchen LLP

600 Anton Blvd., 18th Floor

Costa Mesa, CA 92626

(714) 830-0600

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of Enterasys Networks, Inc. (the “Registrant”) (collectively, the “Registration Statements”):

File No. 333-117236, pertaining to the registration of 15,000,000 shares of the Registrant’s common stock, par value $.01 per share, issuable under the Registrant’s 2004 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on July 8, 2004.

File No. 333-103587, pertaining to the registration of 10,000,000 shares of the Registrant’s common stock, par value $.01 per share, issuable under the Registrant’s 2002 Employee Stock Purchase Plan and the 1998 Equity Incentive Plan, 900,000 shares of the Registrant’s common stock, par value $.01 per share, issuable under the Registrant’s 2002 Stock Option Plan for Eligible Executives, and 747,238 shares of the Registrant’s common stock, par value $.01 per share, issuable under the Registrant’s 1989 Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission on March 4, 2003.

File No. 333-66774, pertaining to the registration of 42,000,000 shares of the Registrant’s common stock, par value $.01 per share, issuable under the Registrant’s 2001 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on August 6, 2001.

File No. 333-83991 pertaining to the registration of 14,500,000 shares of the Registrant’s common stock, par value $.01 per share, issuable under the Registrant’s 1998 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on July 29, 1999.

On November 11, 2005, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Registrant, Gores ENT Holdings, Inc., a Delaware corporation (“Parent”), and ENT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition”), pursuant to which Acquisition will be merged with and into the Registrant (the “Merger”), and the Registrant will be the surviving corporation in the Merger. The closing for the Merger (the “Closing”) has occurred, and the Merger became effective March 1, 2006 pursuant to the Merger Certificate filed on the same date with the Secretary of State of the State of Delaware.

Pursuant to Rule 478(a)(4) under the Securities Act of 1933, as amended, the Registrant hereby de-registers any and all shares of Common Stock and Preferred Stock originally reserved for issuance under the Registrant’s 2004 Equity Incentive Plan, the Registrant’s 2002 Employee Stock Purchase Plan, the 1998 Equity Incentive Plan, 2002 Stock Option Plan for Eligible Executives, 1989 Employee Stock Purchase Plan, 2001 Equity Incentive Plan, and the 1998 Equity Incentive Plan, (collectively, the “Plans”) and registered under the Registration Statements on Forms S-8 listed above, filed with Securities and Exchange Commission on the dates listed above, which have not been issued. The Plans, pursuant to which shares would have been issued, have been terminated and no additional shares may be issued or sold under such plans. There are no outstanding stock options as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, Commonwealth of Massachusetts, on March 13, 2006.

Enterasys Networks, Inc.

By:	/s/ Gerald M. Haines II
Gerald M. Haines II
Executive Vice President of Strategic Affairs
and Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the registration statements on Form S-8 have been signed below by the following persons in the capacities indicated on March 13, 2006.

SIGNATURE	TITLE

/s/ Mark R. Stone	Director
Mark R. Stone

/s/ Roderick Sherwood III	Director
Roderick Sherwood III

/s/ Steven C. Yager	Director
Steven C. Yager

/s/ Scott M. Honour	Director
Scott M. Honour

/s/ Ryan D. Wald	Director
Ryan D. Wald

/s/ Steven C. Chang	Director
Steven C. Chang

/s/ Mark Aslett	Director
Mark Aslett